Ohr Pharmaceutical, Inc. S-4/A

Exhibit 99.8

April 16, 2019

Ohr Pharmaceutical, Inc.

800 Third Avenue, 11th Floor

New York, New York, 10022. NY

Consent to Reference in Joint Proxy Statement/Prospectus

Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), is filing a Registration Statement on Form S-4 (Registration No. 333-230168) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the joint proxy statement/prospectus included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Dr. G. Diego Miralles
Dr. G. Diego Miralles